December 12, 2018

To: Tom Whelan

Delivered via email

Re: Offer of Employment

Dear Tom,

Further to our recent discussions, we are pleased to offer you the position of Senior Vice President, Chief Financial Officer (CFO) for Coeur Mining, Inc. based at our corporate headquarters in Chicago, IL.

In this key Section 16 and Corporate officer position, you will report directly to me as President & CEO. Your tentative start date will be January 1, 2019.

The annual base salary for this position will be $330,000 USD.

You will be eligible for participation in the Company’s annual incentive plan (AIP) with a target level of 75% of base pay, pro-rated, if necessary, for year one based on hire date. In your position, your AIP target percentage is split; 80% company performance and 20% personal achievement.

As a participant in Coeur’s Long-Term Incentive Program (LTIP), you will be eligible for an annual equity award upon the next Company grant. Your percentage target will be 225% of base pay, pro-rated, if necessary, for year one based on hire date. The award will be granted in both restricted stock (40% of the award) and performance share units (60% of the award). The restricted stock vests at 1/3 of the total each year over a three-year period while performance shares cliff vest after the three-year performance period. While LTIP is subject to annual approval by the Board of Directors, it is the Company’s intention to continue such grants on an annual basis.

In the event of a Change in Control as defined in Coeur’s Amended and Restated Executive Severance Policy effective as of February 5, 2018 (the Policy) that occurs prior to the grant date of your 2019 LTIP grant, and as a result of such Change in Control you are deprived of the value of your 2019 LTIP grant, the Company will make a cash payment to you on the effective date of the Change in Control in an amount equal to 225% of your annual base salary. The foregoing amount would be in lieu of any obligation to make a 2019 LTIP grant or other award in respect of such grant, but would be in addition to any other benefits to which you may be entitled, including but not limited to benefits under the Policy.

Your total annualized direct compensation package at target is summarized below:

Base Salary:	$330,000
AIP 75% at target:	$247,500
LTIP 225% at target:	$742,500
Total at target:	$1,320,000

In addition, Coeur Mining, Inc. offers employees a range of benefits:

✓ Medical Insurance	✓ Dental & Vision Coverage
✓ 401K Plan with Company Matching	✓ Group Life Insurance
✓ Short-term & Long-term Disability	✓ Subsidized Transit Benefit Program
✓ Non-Accrued PTO Policy	✓ Employee Assistance Program

Summary plan descriptions and other specific information regarding these benefit plans will be provided.

We will support you in receiving a work visa for the United States. Immigration and tax services will be provided by KPMG and will be setup prior to you joining the Company. The Company also provides tax services during your transition year to the USA.

You will be eligible for relocation under Coeur’s relocation policy as administered by Lexicon. In place of the standard 30 days of temporary housing under Coeur’s relocation benefits, you will instead, be eligible for an amount of up to $50,000, plus tax assistance, in temporary housing, also administered by Lexicon.

In addition, you will also be eligible for the executive severance policy which will be provided for your review and acknowledgment.
https://www.sec.gov/Archives/edgar/data/215466/000021546618000038/cde-12311710kex107.htm

Please complete Coeur Mining’s employment application and the authorization form to allow investigative background inquiries. This offer of employment is contingent upon satisfactory results received from these background checks.

You will be required to complete our regular hiring procedures, which include a pre-employment drug screen and physical. This exam may be scheduled with an occupational health clinic near you, with results to be received by the Company prior to your date of employment.

Tom, at Coeur Mining we pursue a higher standard. As a part of our culture, you have the opportunity to develop and take on new challenges. We look forward to you being part of this innovative team, committed to producing returns to our stakeholders through operating excellence, while relying on the fundamentals of safety and social responsibility to achieve our organization’s potential.

By signing this offer you indicate your acceptance of the terms and conditions herein. Please return a signed copy of this offer by Thursday, December 13, 2018.

Professional regards,

/s/ Mitchell Krebs

Mitch Krebs, President & CEO

Cc: Emilie Schouten, SVP Human Resources and Casey Nault, SVP General Counsel and Secretary

/s/ Tom Whelan / December 13, 2018
Tom Whelan/Date